Exhibit 10.1

September 20, 2023

Ana Schrank

Re:    Offer of Employment with Invitae Corporation

Dear Ana,

Congratulations! It is with great pleasure to invite you to join the Invitae team. We look forward to having you join us on October 2, 2023 (the “Start Date”).

    The terms of our offer are as follows:
1.    Duties. As a full-time employee, your role will be the sole Chief Financial Officer of Invitae and will report directly to the Invitae Chief Executive Officer. As Invitae’s business evolves, your job responsibilities are subject to change (but not reduction). During your employment, you will devote your best efforts and your full business time, skill and attention to your Invitae job duties.

2.    Location. This will be a remote position.

3.    Salary. Invitae will pay you a base salary of $460,000.00 per year, less all deductions and withholdings that apply. We will pay you according to Invitae’s standard payroll practices, as they may change from time to time. Invitae may modify your compensation during the course of your employment, but no decrease in your compensation will occur absent your prior written consent.

4.    Sign-on Bonus. In addition, you will receive a one-time sign-on bonus in the gross amount of $165,000.00, less applicable employment taxes and withholdings. Your sign-on bonus will be payable with your initial paycheck following your Start Date. If, within twelve (12) months following your Start Date, either you resign your employment for any reason (other than due to an Involuntary Termination or your death or Disability) or your employment is terminated by Invitae for Cause, you will be required to repay Invitae the entirety of your sign-on bonus. For purposes of this offer letter agreement, the definitions of “Cause,” “Disability,” and “Involuntary Termination” shall have the same meanings provided to them in the parties’ Change of Control and Severance Agreement (the “CCSA”).

5.    Retention Bonus. Effective on the Start Date, you will also be a party to the Retention Bonus Agreement (attached hereto) setting forth the terms and conditions under which you are eligible to earn a Retention Bonus of $165,000.00 in connection with your employment with Invitae, provided you satisfy the conditions set forth therein.

6.    Incentive Compensation. Upon the Start Date, you will be eligible in each calendar year in which you remain employed by Invitae to participate in the Invitae Management Incentive Compensation Plan (the “Plan”), subject to the terms of the Plan (a copy of which is attached hereto for the 2023 Plan year). The target award for you for each year is equal to 100% of your annual base salary, which for 2023 only will be on a pro-rated basis, or $115,000.00. The actual award amounts are not guaranteed and are determined at the sole discretion of the independent members of Invitae’s Board of Directors (the “Board”) or the Board’s Compensation Committee.

7.    Equity. Within thirty (30) days following the Start Date, Invitae will grant you 850,000 shares of time-based vesting restricted stock units (RSUs). RSUs will vest over the 3-year period after the Start Date in equal installments in accordance with and subject to the terms and conditions of Invitae’s 2015 Stock Incentive Plan and Stock Award Agreement (the form of which is attached hereto).

8.    Benefits. If you choose to enroll, health coverage will begin on the 1st of the following month (e.g., if you start April 22nd, your medical benefits go live May 1st.) You will be eligible to participate in Invitae-sponsored medical and other employee benefits programs. For additional information on Invitae’s benefits package, please refer to the Employee Benefits summary enclosed with this letter. We will provide further details at your New Hire Orientation, to be scheduled soon after your Start Date. Invitae may, from time to time, change these benefits.

9.    Indemnification Agreement. Effective on the Start Date, you will be a party to the attached standard Indemnification Agreement and will be covered (on no less favorable terms provided for any other Invitae officer) under any Invitae-maintained directors and officers errors and omissions liability insurance policy.

10.    Severance Agreement. Effective on the Start Date, you will be a party to the Change of Control and Severance Agreement attached hereto (the “CCSA”), which is attached hereto.

11.    Background and Reference Check.     This offer of employment is contingent upon satisfactory results of a background and reference check to be performed pursuant to your written authorization.
12.    Confidentiality Agreement. As a condition of your employment, you will be expected to sign Invitae’s standard At-Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement, which is attached hereto.

13.    At-Will Employment. Your employment with Invitae will be “at will.” This means that either you or Invitae may terminate your employment at any time, with or without cause. Any contrary representations or agreements which may have been made to you are superseded by this offer letter. The “at will” term of your employment can only be changed in writing signed by you and Invitae.

14.    Arbitration.

(a)    Agreement to Arbitrate All Disputes.  To ensure the timely and economical resolution of disputes that may arise between you and Invitae, both you and Invitae mutually agree that pursuant to the Federal Arbitration Act, 9 U.S.C. §1-16, and to the fullest extent permitted by applicable law, you will submit solely to final, binding and confidential arbitration any and all disputes, claims, or causes of action arising from or relating to:  (i)  the negotiation, execution, interpretation, performance, breach or enforcement of this offer letter agreement; or (ii) your employment with Invitae (including but not limited to all statutory claims); or (iii) the termination of your employment with Invitae (including but not limited to all statutory claims).  BY AGREEING TO THIS ARBITRATION PROCEDURE, BOTH YOU AND INVITAE WAIVE THE RIGHT TO RESOLVE ANY SUCH DISPUTES THROUGH A TRIAL BY JURY OR JUDGE OR THROUGH AN ADMINISTRATIVE PROCEEDING.

(b)    Arbitrator Authority.  The Arbitrator shall have the sole and exclusive authority to determine whether a dispute, claim or cause of action is subject to arbitration under this Arbitration section and to determine any procedural questions which grow out of such disputes, claims or causes of action and bear on their final disposition.
(c)    Individual Capacity Only.  All claims, disputes, or causes of action under this Arbitration section, whether by you or Invitae, must be brought solely in an individual capacity, and shall not be brought as a plaintiff (or claimant) or class member in any purported class or representative proceeding, nor joined or consolidated with the claims of any other person or entity.   The Arbitrator may not consolidate the claims of more than one person or entity, and may not preside over any form of representative or class proceeding.  To the extent that the preceding sentences in this paragraph are found to violate applicable law or are otherwise found unenforceable, any claim(s) alleged or brought on behalf of a class shall proceed in a court of law rather than by arbitration.
(d)    Arbitration Process.  Any arbitration proceeding under this Arbitration section shall be presided over by a single arbitrator and conducted by JAMS, Inc. (“JAMS”) in San Francisco under the then applicable JAMS rules for the resolution of employment disputes (available upon request and also currently available at  http://www.jamsadr.com/rules-employment-arbitration/).  You and Invitae both have the right to be represented by legal counsel at any arbitration proceeding, at each party’s own expense.  The Arbitrator shall: (i) have the authority to compel adequate discovery for the resolution of the dispute; (ii) issue a written arbitration decision, to include the arbitrator’s essential findings and conclusions and a statement of the award; and (iii) be authorized to award any or all remedies that you or Invitae would be entitled to seek in a court of law. Invitae shall pay all JAMS arbitration fees in excess of the amount of court fees that would be required of you if the dispute were decided in a court of law.
(e)    Excluded Claims.  This Arbitration section shall not apply to any action or claim that cannot be subject to mandatory arbitration as a matter of law, including, without limitation, claims brought pursuant to the California Private Attorneys General Act of 2004, as amended, the California Fair Employment and Housing Act, as amended, and the California Labor Code, as amended, to the extent such claims are not permitted by applicable law to be submitted to mandatory arbitration and such applicable law is not preempted by the Federal Arbitration Act or otherwise invalid (collectively, the “Excluded Claims”).  In the event you intend to bring multiple claims, including one of the Excluded Claims listed above, the Excluded Claims may be filed with a court, while any other claims will remain subject to mandatory arbitration.
(f)    Injunctive Relief and Final Orders.  Nothing in this Arbitration section is intended to prevent either you or Invitae from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Any final award in any arbitration proceeding hereunder may be entered as a judgment in the federal and state courts of any competent jurisdiction and enforced accordingly.

15.    Miscellaneous. This offer letter agreement states the complete and exclusive terms and conditions of your offer and supersedes any other agreements, whether written or oral. By joining Invitae, you are agreeing to abide by all Invitae policies and procedures as they are established. The terms of this offer and your employment with Invitae will be governed in all aspects by the laws of the state(s) in which you perform work for Invitae. As required by law, this offer is subject to satisfactory proof of your right to work in the United States.

We look forward to having you join us on October 2, 2023. If you wish to accept this offer under the terms and conditions described above please sign and date this letter and return it to me by September 22, 2023 If you have any questions about the terms of this offer, please contact me.

Best Regards,

/s/ John Curran___________________
John Curran
Head of Talent Acquisition
Invitae Corporation

I have read this offer letter. I understand and agree to its terms.

/s/ Ana Schrank___________________
Ana Schrank

Signed Date: September 22, 2023____

Attachments:

Retention Bonus Agreement

At-Will Employment, Confidential Information, Invention Assignment and Arbitration
Agreement

Invitae 2023 Management Incentive Compensation Plan

Stock Award Agreement

Indemnification Agreement

Change of Control and Severance Agreement

Employee Benefits Summary